Exhibit 99.1

Dear Stockholder:

The offer expired on April 25th after being extended for 10 business days…the company accepted for purchase approximately 60.6 million shares (or 6.61% of the company’s shares outstanding) at a purchase price of $6.50 per share.

Inland American commenced our modified “Dutch” tender offer on March 14. The offer expired on April 25 after being extended for 10 business days. Promptly after expiration, the company accepted for purchase approximately 60.6 million shares (or 6.61% of the company’s shares outstanding) at a purchase price (without brokerage commissions) of $6.50 per share. We believe this was a positive outcome for both the investors tendering their shares and those stockholders who maintained their positions.

For the investors that properly tendered shares, they received immediate liquidity at the highest purchase price on the range ($6.50). Also, in accordance with the rules of the tender offer, the company had the option to increase the number of shares accepted for payment by up to 2% of the outstanding shares without amending or extending the offer. After exercising this option, the aggregate amount of shares purchased equaled $394.3 million, which was $44.3 million greater than the $350 million limit set by the offer. By increasing the size of the offer we were able to purchase all of the tendered shares without proration.

We are taking the initiative to acquire and develop properties under attractive borrowing conditions, with the goal of refining our portfolio into our targeted assets classes – student housing, lodging and multi-tenant retail.

Stockholders maintaining their positions will continue to receive future distributions that we pay. Our current monthly distribution is paid monthly at an annualized rate equal to $0.50 per share, which equates to a 7.2% annualized yield based on our current estimated per share value. The tender offer will also be accretive to the per share earnings of the REIT, due to the retirement of the 60.6 million shares purchased from the tender offer. Finally, we believe this tender offer balanced the company’s ability to execute on its long-term strategy, which we believe will increase the value of our stock in the future to the benefit of the stockholders that maintained their positions.

For the remainder of 2014, we intend to continue executing on our strategy. We also have no intention of waiting around for markets to gradually strengthen. We are taking the initiative to acquire and develop properties under attractive borrowing conditions, with the goal of refining our portfolio into our targeted assets classes – student housing, lodging and multi-tenant retail. As always, we will continue our practice of frequent communications to inform our stockholders and the investment community of our progress.

Cash Distribution

Enclosed is a check for your cash distribution equaling $0.041666667 per share for the month of April 2014. Inland American’s distribution is paid monthly at an annualized rate equal to $0.50 per share. This equates to a 7.2% annualized yield based on our current estimated per share value, and our Distribution Reinvestment Plan per share purchase price of $6.94. If you have invested through a trustee or participate in Direct Deposit or the Distribution Reinvestment Plan, a distribution statement is enclosed in lieu of a check.

Sincerely,

INLAND AMERICAN REAL ESTATE TRUST, INC.

Robert D. Parks	Thomas P. McGuinness
Chairman of the Board	President

cc: Trustee

Broker Dealer

Financial Advisor

The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards,” “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “likely,” “anticipate,” “position,” “probable,” “committed,” “achieve,” and “focused,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.